102 South Main Street

Greenville, SC 29601

864.421.1068

Date:	April 19, 2007

Release Time:	Immediate

THE SOUTH FINANCIAL GROUP REPORTS FIRST QUARTER 2007 EARNINGS

GREENVILLE, SC – The South Financial Group, Inc. (NASDAQ: TSFG) today reported first quarter 2007 net income of $20.5 million, or $0.27 per diluted share, compared with net income of $27.8 million, or $0.37 per diluted share, for first quarter 2006.

Operating earnings for first quarter 2007 totaled $22.6 million, or $0.30 per diluted share, excluding a $916,000 after-tax loss on the sale of available for sale securities and $1.2 million in after-tax employment contract buyouts and severance payments related to TSFG’s expense reduction initiatives. This compares with operating earnings of $27.8 million, or $0.37 per diluted share, for first quarter 2006. A reconciliation of net income to operating earnings is provided in the attached financial highlights.

“While we are disappointed with our performance in some key areas, we are pleased with our progress in others. We will continue to focus on progress in all key areas, which we believe will ultimately improve our longer-term financial performance,” said Mack I. Whittle, Jr., Chairman, President and Chief Executive Officer of The South Financial Group. “Our growth in customer funding supported our solid loan growth. Average customer funding and loan growth increased 9% and 8%, respectively, on a linked-quarter annualized basis. Moreover, we maintained solid credit quality. Our key challenges are growing revenues and taking greater advantage of the substantial opportunities presented by our outstanding markets. We are also diligently working to reduce our expense base. We rolled out expense initiatives in January, and our first quarter noninterest expense reductions more than offset declines in revenues for the quarter. Importantly, we’re keeping our focus on ongoing expense control.

“We continue to improve the quality of our balance sheet and earnings. We have increased customer-related earning assets and funding, reduced our exposure to interest rate movements, and increased tangible book value per share. We are exploring the possibility of replacing approximately $120 million of trust and REIT preferred securities, which are callable during the remainder of 2007, with more efficient sources of capital. Going forward, we plan to manage our balance sheet growth with a targeted tangible equity ratio of 6% to 6.5%.”

Revenue

Total revenue, defined as net interest income plus noninterest income, was $125.4 million in first quarter 2007, compared with $129.5 million in fourth quarter 2006. Total revenue for first quarter 2007 included a $1.4 million non-operating pre-tax loss on the sale of approximately $116 million of available for sale securities, which were sold in March to reduce interest rate risk as determined by our new asset/liability model.

Operating revenue, defined as tax-equivalent net interest income plus operating noninterest income, decreased $3.0 million to $128.4 million from $131.4 million for the fourth quarter 2006. First quarter 2007 tax-equivalent net interest income totaled $96.2 million, a decrease of $2.1 million from $98.3 million in fourth quarter 2006, principally from fewer days in the first quarter and net interest margin compression, partially offset by overall earning asset growth. First quarter 2007 operating noninterest income totaled $32.2 million, a decrease of $809,000 from $33.0 million in fourth quarter 2006, primarily as a result of lower gains on certain derivative activities as discussed below.

First quarter 2007 average earning assets increased 2.6% linked-quarter annualized to $12.6 billion, as loan growth offset continued planned reductions of investment securities. First quarter 2007 average loans increased $190.0 million, or 8.0% linked-quarter annualized, from the fourth quarter 2006. Commercial loans led the growth with linked-quarter annualized increases for commercial and industrial loans of 18.1% and commercial real estate loans of 8.1%. These increases offset declines in consumer loans, including a 9.4% linked-quarter annualized decline in residential mortgage loans. By not reinvesting investment proceeds, average securities declined $105.4 million, or 14.7% linked-quarter annualized, during first quarter 2007.

First quarter 2007 average customer funding, defined as total deposits less brokered deposits plus customer sweeps, increased $180.1 million, or 9.0% linked-quarter annualized, from the fourth quarter 2006. Growth in customer funding substantially funded first quarter loan growth. First quarter 2007 average customer deposits, defined as total deposits less brokered deposits, increased 7.4% linked-quarter annualized to $7.9 billion. Within customer deposits, the mix continues to shift toward higher cost products, particularly certificates of deposit. Average certificates of deposit and interest checking account balances increased in first quarter 2007, partially offset by lower average balances for noninterest-bearing and money market deposits. First quarter 2007 average customer sweeps for treasury services customers totaled $453.9 million, representing a $39.2 million increase from fourth quarter 2006. First quarter 2007 average wholesale borrowings, including brokered deposits and excluding customer sweeps, decreased $82.6 million in connection with the decline in investment securities.

The tax-equivalent net interest margin for first quarter 2007 declined 4 basis points to 3.08% from 3.12% for fourth quarter 2006. The net interest margin declined due to a 6 basis point increase in total funding costs partially offset by a 2 basis point increase in earning asset yields. The higher funding costs resulted from continued deposit mix shifts into higher-cost deposit categories, which offset the benefit from shifting the funding mix to customer funding with an average cost of 3.45% from wholesale borrowings with an average cost of 5.36%. Within total funding, the total cost of customer funding increased 14 basis points while wholesale borrowing costs (including brokered deposits and excluding customer sweeps) declined 3 basis points.

Operating noninterest income (which excludes non-operating items) decreased $809,000 to $32.2 million for first quarter 2007 from $33.0 million for fourth quarter 2006, in part from a $499,000 reduction in the gain on certain derivative activities due to reduced volatility from the measurement and recording of hedging effectiveness. As a result, the gain on certain derivative activities for first quarter 2007 declined to $97,000. Other categories of noninterest income had mixed results. First quarter 2007 merchant processing, retail investment, and treasury services analysis fees showed improvement over fourth quarter 2006, while NSF/return check fees, mortgage banking income, and gains on sales of other real estate owned declined relative to the prior quarter.

Noninterest Expenses and Operating Efficiency

Noninterest expenses for first quarter 2007 totaled $85.4 million, compared with $93.6 million for fourth quarter 2006. First quarter 2007 non-operating noninterest expenses included $1.8 million pre-tax for employment contract buyouts and severance payments associated with TSFG’s expense reduction initiatives. TSFG’s efficiency ratio totaled 68.1% for first quarter 2007 versus 72.3% for fourth quarter 2006.

Cash operating noninterest expenses (which exclude intangible amortization and non-operating items mentioned above) totaled $81.6 million for first quarter 2007, a $4.0 million reduction from $85.6 million for fourth quarter 2006. This decline primarily reflects TSFG’s expense reduction initiative, the goal of which is to reduce annual expenses by approximately $20 million from the fourth quarter expense run rate. Many of these initiatives were in place by the end of first quarter 2007. The largest linked-quarter reductions included $1.5 million for professional fees, $1.0 million for advertising and business development, and $443,000 for travel and meals. Personnel expense increased $716,000 largely from seasonally higher employee benefits, partially offset by reductions in staff as of the end of February and during March. Additionally, to a lesser extent, TSFG experienced across-the-board reductions in most other categories of expense.

The cash operating efficiency ratio for the first quarter 2007 totaled 63.5%, an improvement from 65.2% for fourth quarter 2006. Given the challenging revenue growth environment, TSFG is striving to improve efficiency by reducing expenses without losing its focus on growing customer-related revenues, loans, and customer funding. In January, TSFG opened three new branch locations, two in North Carolina and one in South Carolina.

Credit Quality

The provision for credit losses for first quarter 2007 totaled $9.0 million, up $175,000 from fourth quarter 2006. Net loan charge-offs in first quarter 2007 were $6.9 million, up from $6.5 million for fourth quarter 2006. Annualized first quarter 2007 net loan charge-offs totaled 0.29% of average loans held for investment, compared with 0.27% for the previous quarter and 0.29% for first quarter last year.

Nonperforming assets totaled $46.8 million, or 0.47% of loans held for investment and foreclosed property, at March 31, 2007, compared with $41.5 million, or 0.43%, at December 31, 2006 and $45.0 million, or 0.46%, at March 31, 2006. The allowance for credit losses totaled $114.8 million, or 1.16% of loans held for investment, at March 31,

2007, compared with $112.7 million, or 1.16%, at December 31, 2006 and $112.5 million, or 1.16%, at March 31, 2006. First quarter 2007 allowance coverage of nonperforming loans totaled 2.63 times, compared with 3.00 times a quarter earlier and 3.11 times a year earlier.

Income Taxes

The effective income tax rate for first quarter 2007 totaled 33.9%, compared with 12.9% for fourth quarter 2006 and 34.6% for first quarter 2006. Fourth quarter 2006 income tax expense reflected a $5.2 million reduction in federal and state income taxes related to the settlement of certain tax matters during the quarter.

Capital

Tangible shareholders’ equity at March 31, 2007 totaled $878.0 million, or $11.76 per share, an increase from $876.5 million, or $11.63 per share, at December 31, 2006 and $789.4 million, or $10.54 per share, at March 31, 2006. Tangible equity per share at March 31, 2007 increased 11.6% over the prior year.

TSFG’s tangible equity to tangible assets ratio at March 31, 2007 was 6.52%, an increase from 6.48% at December 31, 2006 and 5.77% at March 31, 2006. In December 2006, the Board of Directors authorized TSFG to repurchase up to 4 million shares of its common stock, of which 1 million shares were purchased during the first quarter.

Conference Call / Webcast Information

The South Financial Group will host a conference call on Friday, April 20th at 10:00 a.m. (ET) to discuss first quarter 2007 financial results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on April 19th or visit the Investor Relations section of its website under the Quarterly Earnings button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-888-673-3569 or 1-402-220-6432.

Webcast: To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 1st Quarter Earnings Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until May 4, 2007.

General Information

The South Financial Group, the largest publicly-traded bank holding company headquartered in South Carolina, ranks among the top 50 U.S. commercial bank holding companies in total assets. At March 31, 2007, it had approximately $14.2 billion in total assets and 170 branch offices in Florida, North Carolina, and South Carolina. TSFG focuses on fast-growing banking markets in the Southeast, concentrating its growth in metropolitan statistical areas. TSFG operates Carolina First Bank (NC, SC, and on the Internet as Bank CaroLine) and Mercantile Bank (FL). At March 31, 2007, approximately 46% of TSFG’s total customer deposits were in South Carolina, 39% were in Florida, and 15% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income and operating earnings (which exclude gains or losses on certain items deemed not to reflect core operations). In addition, TSFG provides data eliminating intangibles and related amortization in order to present data on a “tangible” or “cash operating” basis. TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes operating earnings in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, objectives or goals for future operations, and predictions, forecasts or other statements about future operations. They also include such items as return goals, loan growth, customer deposit growth, expense reduction initiatives, income tax rate, expected financial results for acquisitions, factors that will affect credit quality and the net interest margin, the effectiveness of its hedging strategies, the risks and effects of changes in interest rates, effects of future economic conditions, performance following TSFG’s balance sheet repositioning, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors – many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

Christopher T. Holmes, EVP – Retail Banking (864) 255-8970

***END***

PAGE 1, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/07 vs.

				(Annualized)
	3/31/07	12/31/06	3/31/06	12/31/06	3/31/06

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$96,179	$98,337	$104,713	(8.9)%	(8.1)%
Less: tax-equivalent adjustment	1,641	1,683	1,801	(10.1)	(8.9)

Net interest income	94,538	96,654	102,912	(8.9)	(8.1)
Provision for credit losses	9,013	8,838	9,911	8.0	(9.1)
Noninterest income:
Operating noninterest income (noninterest income,
excluding non-operating items)	32,229	33,038	28,645	(9.9)	12.5
Loss on sale of available for sale securities	(1,385)	(113)	(183)	n/m	n/m
Gain (loss) on equity investments	—	(126)	858	n/m	n/m

Non-operating noninterest income (loss)	(1,385)	(239)	675	n/m	n/m

Total noninterest income	30,844	32,799	29,320	(24.2)	5.2

Noninterest expenses:
Operating noninterest expenses (noninterest
expenses, excluding non-operating items)	83,591	87,753	79,236	(19.2)	5.5
Employment contract buyouts and severance	1,760	4,990	598	n/m	n/m
Loss on early extinguishment of debt	—	821	—	n/m	—

Non-operating noninterest expenses	1,760	5,811	598	n/m	n/m

Total noninterest expenses	85,351	93,564	79,834	(35.6)	6.9

Income before income taxes	31,018	27,051	42,487	59.5	(27.0)
Income tax expense	10,500	3,500	14,680	n/m	(28.5)

Net income	$20,518	$23,551	$27,807	(52.2)%	(26.2)%

Earnings:
Operating earnings	$22,598	$27,649	$27,757	(74.1)%	(18.6)%
Cash operating earnings	23,922	29,526	29,201	(77.0)	(18.1)
Per share data:
Net income, basic	$0.27	$0.31	$0.37	(52.3)%	(27.0)%
Net income, diluted	0.27	0.31	0.37	(52.3)	(27.0)
Operating earnings, diluted	0.30	0.37	0.37	(76.7)	(18.9)
Cash operating earnings, diluted	0.32	0.39	0.39	(72.8)	(17.9)
Cash dividends declared per common share	0.18	0.18	0.17	—	5.9
Average shares outstanding:
Basic	74,736,832	75,161,032	74,685,192	(2.3)%	0.1%
Diluted	75,244,968	75,701,120	75,339,283	(2.4)	(0.1)
PERFORMANCE RATIOS:
Total revenue: (1)
GAAP	$125,382	$129,453	$132,232	(12.8)%	(5.2)%
Operating (2)	128,408	131,375	133,358	(9.2)	(3.7)
Return on average assets:
GAAP earnings	0.59%	0.66%	0.78%
Operating earnings	0.65	0.78	0.78
Cash operating earnings on average tangible assets	0.72	0.87	0.87
Return on average equity:
GAAP earnings	5.36	5.99	7.58
Operating earnings	5.91	7.04	7.57
Cash operating earnings on average tangible equity	11.19	13.42	14.86
Net interest margin (tax-equivalent)	3.08	3.12	3.29
Efficiency ratios: (3)
GAAP	68.07	72.28	60.37
Cash operating (2)	63.54	65.15	57.76

(1)	The sum of net interest income and noninterest income.

(2)	Total revenue and the cash efficiency ratio, on an operating basis, are calculated using tax-equivalent net interest income and exclude non-operating items. The cash operating efficiency ratio also excludes amortization of intangibles.

(3)	Calculated as noninterest expenses divided by the sum of net interest income and noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 3/31/07 vs.

				(Annualized)
	3/31/07	12/31/06	3/31/06	12/31/06	3/31/06

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$14,148,054	$14,130,681	$14,367,256	0.5%	(1.5)%
Intangible assets	(684,626)	(686,393)	(691,262)	(1.0)	(1.0)

Tangible assets	13,463,428	13,444,288	13,675,994	0.6	(1.6)

Loans	9,813,010	9,623,050	9,630,573	8.0	1.9
Securities (1)	2,798,700	2,904,106	3,187,325	(14.7)	(12.2)
Total earning assets	12,620,041	12,538,677	12,839,407	2.6	(1.7)

Noninterest-bearing deposits	1,230,320	1,302,329	1,431,304	(22.4)	(14.0)
Core deposits (2)	4,974,270	5,039,318	4,978,698	(5.2)	(0.1)
Total deposits	9,638,989	9,205,366	9,130,484	19.1	5.6
Customer funding (3)	8,321,836	8,141,772	8,057,179	9.0	3.3
Wholesale borrowings (4)	4,041,201	4,123,798	4,645,594	(8.1)	(13.0)
Total funding	12,363,037	12,265,570	12,702,773	3.2	(2.7)

Shareholders' equity	1,551,769	1,559,088	1,487,996	(1.9)	4.3
Intangible assets	(684,626)	(686,393)	(691,262)	(1.0)	(1.0)

Tangible equity	867,143	872,695	796,734	(2.6)	8.8

Loans/total earning assets	77.8%	76.7%	75.0%
Securities/total assets	19.8	20.6	22.2
Customer funding/total funding	67.3	66.4	63.4
Wholesale borrowings/total assets	28.6	29.2	32.3
Loans/customer funding	117.9	118.2	119.5

(1)	The average balances for investment securities exclude the unrealized loss recorded for available for sale securities.

(2)	Core deposits include noninterest-bearing, interest-bearing checking, money market accounts, and savings accounts.

(3)	Customer funding includes total deposits less brokered deposits plus customer sweeps.

(4)	Wholesale borrowings include borrowings less customer sweeps plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 3/31/07 vs.

				(Annualized)
	3/31/07	12/31/06	3/31/06	12/31/06	3/31/06

BALANCE SHEET DATA (Period End)
Loans held for investment	$9,898,134	$9,701,867	$9,720,891	8.2%	1.8%
Allowance for loan losses	(113,736)	(111,663)	(111,219)	7.5	2.3
Allowance for credit losses	(114,822)	(112,688)	(112,454)	7.7	2.1
Securities	2,592,264	2,795,764	3,040,082	(29.5)	(14.7)
Intangible assets	683,611	685,568	691,328	(1.2)	(1.1)
Total assets	14,158,147	14,210,516	14,361,925	(1.5)	(1.4)
Noninterest-bearing deposits	1,286,800	1,280,908	1,468,825	1.9	(12.4)
Core deposits	5,044,039	5,105,638	5,110,395	(4.9)	(1.3)
Total deposits	9,951,208	9,516,740	9,178,682	18.5	8.4
Customer funding (1)	8,453,417	8,392,597	8,088,903	2.9	4.5
Wholesale borrowings (2)	3,914,614	4,023,337	4,572,744	(11.0)	(14.4)
Total funding	12,368,031	12,415,934	12,661,647	(1.6)	(2.3)
Shareholders' equity	1,561,610	1,562,032	1,480,693	(0.1)	5.5

CREDIT QUALITY
Nonperforming loans (3)	$43,222	$37,168	$35,722		21.0%
Foreclosed property (other real estate owned
and personal property repossessions)	3,572	4,341	9,323		(61.7)

Nonperforming assets	$46,794	$41,509	$45,045		3.9%

Nonperforming loans as a % of loans held for
investment	0.44%	0.38%	0.37%
Nonperforming assets as a % of loans held for
investment and foreclosed property	0.47	0.43	0.46
Allowance for loan losses as a % of loans HFI	1.15	1.15	1.14
Allowance for credit losses as a % of loans HFI	1.16	1.16	1.16
Allowance for loan losses to nonperforming loans	2.63x	3.00x	3.11x
Loans past due 90 days or more (mortgage and
consumer with interest accruing) (4)	$193	$3,129	$2,369		(91.9)%

Average loans held for investment (three months ended)	9,783,328	9,589,732	9,606,556
Net loan charge-offs (three months ended)	6,879	6,499	6,807		1.1
Net loan charge-offs as a % of average loans
held for investment (annualized, three months ended)	0.29%	0.27%	0.29%

CAPITAL RATIOS
Tier 1 risk-based capital	9.76%	9.77%	10.33%
Total risk-based capital	11.31	11.32	8.79
Leverage ratio	8.28	8.34	7.45
Tangible equity to tangible assets	6.52	6.48	5.77

SHARE DATA
Shares outstanding	74,673,419	75,341,276	74,907,489	(3.6)%	(0.3)%
Book value per common share	$20.91	$20.73	$19.77	3.5	5.8
Tangible book value per common share	11.76	11.63	10.54	4.5	11.6
Market price per share of common stock	24.72	26.59	26.15	(28.5)	(5.5)
Market capitalization	1,845,927	2,003,325	1,958,831	(31.9)	(5.8)

OPERATIONS DATA
Branch offices	170	167	172	7.3%	(1.2)%
ATMs	173	169	167	9.6	3.6
Employees (full-time equivalent)	2,516	2,618	2,526	(15.8)	(0.4)

(1)	Customer funding includes total deposits less brokered deposits plus customer sweeps.

(2)	Wholesale borrowings include borrowings less customer sweeps plus brokered deposits.

(3)	At March 31, 2007, December 31, 2006, and March 31, 2006, nonperforming loans included $1.9 million, $500,000, and $693,000, respectively, in restructured loans.

(4)	In first quarter 2007, there were no mortgage loans past due 90 days or more still accruing interest, compared with $3.0 million for fourth quarter 2006.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 3/31/07 vs.

				(Annualized)
	3/31/07	12/31/06	3/31/06	12/31/06	3/31/06

NONINTEREST INCOME
Customer fee income	$14,081	$14,169	$14,218	(2.5)%	(1.0)%
Wealth management income	7,591	7,310	7,124	15.6	6.6
Mortgage banking income	2,069	2,224	1,884	(28.3)	9.8
Bank-owned life insurance	2,851	2,932	2,819	(11.2)	1.1
Merchant processing income	3,755	3,069	2,686	90.7	39.8
Gain (loss) on certain derivative activities	97	596	(1,125)	n/m	n/m
Other	1,785	2,738	1,039	(141.2)	71.8

Operating noninterest income (noninterest income,
excluding non-operating items)	32,229	33,038	28,645	(9.9)	12.5
Non-operating noninterest income (loss)	(1,385)	(239)	675	n/m	n/m

Total noninterest income	$30,844	$32,799	$29,320	(24.2)%	5.2%

NONINTEREST EXPENSES
Personnel expense	$44,831	$44,115	$40,485	6.6%	10.7%
Occupancy	8,608	8,856	7,313	(11.4)	17.7
Furniture and equipment	6,462	6,579	5,952	(7.2)	8.6
Professional services	4,103	5,637	5,779	(110.4)	(29.0)
Advertising and business development	1,931	2,937	2,506	(138.9)	(22.9)
Merchant processing expense	3,020	2,542	2,165	76.3	39.5
Telecommunications	1,393	1,384	1,418	2.6	(1.8)
Amortization of intangibles	2,001	2,156	2,207	(29.2)	(9.3)
Other	11,242	13,547	11,411	(69.0)	(1.5)

Operating noninterest expenses (noninterest
expenses, excluding non-operating items)	83,591	87,753	79,236	(19.2)	5.5
Non-operating noninterest expenses	1,760	5,811	598	n/m	n/m

Total noninterest expenses	$85,351	$93,564	$79,834	(35.6)%	6.9%

	Three Months Ended			% Change 3/31/07 vs.

				(Annualized)
	3/31/07	12/31/06	3/31/06	12/31/06	3/31/06

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME, AS REPORTED (GAAP) (1)	$20,518	$23,551	$27,807	(52.2)%	(26.2)%
Add: Income tax expense	10,500	3,500	14,680

Income before income taxes	31,018	27,051	42,487	59.5	(27.0)
Non-operating items:
Loss on sale of available for sale securities	1,385	113	183
(Gain) loss on equity investments	—	126	(858)
Employment contract buyouts and severance	1,760	4,990	598
Loss on early extinguishment of debt	—	821	—

PRE-TAX OPERATING EARNINGS (income before taxes,
excluding non-operating items)	34,163	33,101	42,410	13.0	(19.4)
Related income taxes	11,565	5,452	14,653

OPERATING EARNINGS (net income, excluding
non-operating items) (1)	22,598	27,649	27,757	(74.1)	(18.6)
Add: Amortization of intangibles, net of income tax	1,324	1,877	1,444

CASH OPERATING EARNINGS (net income, excluding
non-operating items and amortization of intangibles)	$23,922	$29,526	$29,201	(77.0)%	(18.1)%

(1)	Net income and operating earnings for fourth quarter 2006 included a $5.2 million income tax benefit, or $0.07 per diluted share, related to favorable income tax settlements.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG's web site: www.thesouthgroup.com.